Calculation of Filing Fee Tables
S-8
Amcor plc
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Ordinary Shares, par value $0.05 per share	Other	12,100,000	$ 44.85	$ 542,685,000.00	0.000087	$ 47,213.60
Total Offering Amounts:						$ 542,685,000.00		$ 47,213.60
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 47,213.60
Offering Note
[1]	Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended, in addition to the number of shares shown under Amount Registered, which represents 12,100,000 Ordinary Shares of Amcor plc (the "Registrant") issuable under the Amcor plc 2026 Omnibus Management Share Plan (the "Plan"), this Registration Statement shall also cover any additional Ordinary Shares of the Registrant that become issuable under the Plan in accordance with the adjustment and anti-dilution provisions of the Plan. The Proposed Maximum Offering Price Per Share and the Maximum Aggregate Offering Price are estimated in accordance with Rule 457(c)and Rule 457(h) solely for the purpose of calculating the registration fee based on a per share price of $44.85, the average of the high and low price per share of the Registrant's Ordinary Shares as reported on the New York Stock Exchange on November 6, 2026.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources